Exhibit 10  (iii) 52.

SUMMARY OF YOUR COVERAGE
EXECUTIVE SUPPLEMENTAL HEALTH

The Executive Medical Health Plan is designed to supplement the medical, dental, and vision plans offered to IT Employees through the Benefits by Design Flexible Benefit Programs.

Eligibility

Those eligible to participate in Executive Medical Program are full-time, active, Corporate Officers, Vice Presidents and certain other Senior Level Managers who must also be eligible for and enrolled in Medical and Dental/Vision Plan Choice “B” in the Benefits by Design Flexible Benefit Programs. Eligibility for Executive Supplemental Health Coverage is not automatic. Eligibility must be recommended by the Chief Executive Officer and/or Company President and approved by the Senior Vice President of Human Resources.

Those Executives participating in this program may also choose to cover their legally married spouse and/or children, step-children, and/or foster children under age 19 and primarily dependent upon you for support, or up to age 24 if they are fulltime students, provided you have also enrolled these same dependents for coverage as your dependents in Medical and Dental/Vision Plan Choice “B ” in the Benefits by Design Flexible Benefit Program. You may not, in any event, cover a dependent under the Executive Supplemental Health Plan whom you have not elected to cover as your dependent under Medical and Dental/Vision Plan Choice “B” in the Benefits by Design Flexible Benefit Program herein referred to as the Core Plan.

You are required to notify IT Corporation when your dependent children reach age 19, or when dependent children older than 19 who are full-time students cease to be full-time students or reach age 24. In these cases, your dependents will not longer be eligible to be covered as your dependents under the Executive Supplemental Health Plan. However, you will be given the opportunity to continue coverage under COBRA for these children at your own expense. However, so we can offer you this option, you must notify us within 30 days of the event causing your dependent to be ineligible as your dependent.

Maximum Benefits

The annual maximum benefit for you and all covered eligible dependents is 10% of your gross annual base salary as of January 1st of each year in which you are eligible to participate in the Executive Medical Program, or $10,000, applied on a calendar year basis—whichever is less.

Taxability
These benefits are provided to you as a non-taxed benefit.

Covered Expenses

As a general rule, expenses that can be included as a Medical or Dental Expense in completing an individual income tax return as defined by IRS Publication 502 can be submitted for payment or reimbursement under the Executive Supplemental Health Plan. These expenses include, but are not necessarily limited to:

•	Deductibles/Co-payments

Amounts applied toward Plan Choice “B” deductibles for covered participants for medical or dental coverage. Co-payments that you make for covered plan participants toward vision care or that are paid to the mail-order drug program.

•	Co-Insurance
Amounts are covered health care expenses under the Benefits by Design Flexible Benefit Programs, but are considered to be the patient’s share (20%) of covered charges.

•	COBRA Premiums

The Executive Supplemental Health Plan will reimburse you for COBRA premiums you pay for coverage under your prior employer’s plan or for your over-age dependent(s) under the IT plan. For example, if you continue COBRA coverage under your prior employer’s plan because the IT core plan will not cover pre-existing conditions, you can submit proof of your COBRA premium payments for reimbursement under the Executive Supplemental Health Plan. Additionally, if you pay for COBRA coverage under the IT core plan for a child who reaches the limiting age under the plan but continues to be your dependent for tax purposes, you can submit proof of such COBRA premium payments for reimbursement under the Executive Supplemental Health Plan.

•	Above Reasonable and Customary

Reasonable and Customary charges are determined by the health plan administrator and represent nationwide statistics indicating a fee that is reasonable for the diagnosis for procedure and is an amount at or below a level customarily charged by 90% of providers of the same discipline and within the same geographical location. Most providers’ fees are within a range considered reasonable and customary. However, we recognize that some providers do charge a premium for their services. This amount sometimes exceeds the maximum benefit allowance. Amounts that exceed the reasonable and customary maximum allowance are payable under your Executive Supplemental Health Benefits.

•	Charges That Exceed Core Plan Maximums (IT’s Your Choice Plan Option “B ”)

The Benefits by Design Flexible Benefit Programs contain plan features or benefits with specific limitations or payment maximums. These include, but are not limited to: annual maximums for dental care; lifetime maximums for orthodontic procedures; per visit and number of visit limitations for home health, treatment of spinal conditions, and outpatient mental health/chemical dependency treatment. Annual and Lifetime Maximums also apply to mental health/chemical dependency benefits. The vision plan also limits the cost and timeframes for which you are eligible to receive examinations, frames, lenses, and contact lenses (please refer to your Summary Plan Description for a complete list of specific details). Covered Plan participants’ submitted charges exceeding the Core Plan Annual Maximums are payable under the Executive Supplemental Health Plan up to your benefit maximum of 10% of your base salary or $10,000, whichever is less.

•	Medically Necessary Expenses which are not Covered under other Plans

The Executive Supplemental Health Plan reimburses for expenses which are medically necessary but are either not covered or are specifically excluded under the IT Flexible Benefit Programs. However, the Executive Supplemental Health Plan does not reimburse for expenses for pre-existing conditions which are not covered under IT’s Core Plan(s). (See the first item under “Charges Specifically Excluded” for further details.)

Expenses which might appear to be reimbursable under the Executive Supplemental Health Plan could be limited by IRS regulations which prohibit payment for certain procedures, such as those which are purely cosmetic in nature. Please contact Provident for a predetermination of benefits before proceeding with any procedure not customarily covered under your Core Plan.

Expenses not covered under the Core Plan but which are payable (subject to annual maximum) under the Executive Supplemental Health Plan are illustrated below:

•	Braille Books and Magazines purchased for use by a visually impaired person covered under your plan.

•
Car—Special Design for a covered person with a physical impairment. Covered expenses normally included the cost of special hand controls and other special equipment installed in a car for the use of a person with a disability.

•
Elective Pregnancy Termination, which is not payable under the Core Plan for a covered dependent child. Limited to one such procedure per calendar year when performed within the first trimester. When performed for medical reasons or under other certain conditions, these restrictions may not apply. Contact Health International for further details on when these restrictions may not apply.

•
Eye Care —Expenses paid for examinations, frames, lenses, or contact lenses that are for the primary purpose of correcting a visual impairment of a covered person, and/or co-payments paid in conjunction with Vision Care provided under your Core Plan.

•	Fertility Treatment and Testing when services are performed for a covered Executive or dependent spouse. Dependent children are not eligible for this service.

•
Guide Dog or Other Animal to be used by a visually or hearing impaired covered person or any other covered person when the animal is specifically trained to assist persons with the particular physical impairment or disability of the individual.

•	Hearing Appliances—the cost of hearing aids and batteries you buy to operate them exceeding the maximums provided in the Core Plan of coverage.

•	Improvements to Rented Property occupied by a covered person with a disability, which are made to provide accommodation to such disability.

•
Insurance Premiums—amounts that you paid for Medicare Part B; paid to a Health Maintenance Organization that is not part of an employer’s cafeteria, flexible benefits, or other qualified 125 Plan; or paid as a premium for COBRA continuation coverage under another employer’s plan (for yourself or your dependent).

•	In Vitro Fertilization when services are performed for a covered Executive or dependent spouse. Dependent children are not eligible for this benefit.

•	Laetrile prescribed for a covered person by a doctor and purchased and used in a location where the sale and use are legal.

•
Learning Disabilities—tuition fees that you pay to a special school for a covered child who has severe learning disabilities caused by mental or physical impairment, including nervous disorders. Your doctor must recommend that the child attend the school.

•
Legal Fees paid in connection with authorizing mental treatment of a covered person with a mental illness. If the fees include a guardianship or management fee, you cannot include that amount as reimbursable or payable expense.

•
Maternity expenses for a covered dependent child. Covered charges include obstetric care, labor and delivery, and associated hospitalization expenses for childbirth. Nursery charges or any other expenses incurred for injury or sickness of the newly born child of your dependent child are charged which are specifically from payment. Complications of pregnancy (such as an ectopic pregnancy) are charges which are covered for your dependent child under your Core Plan.

•
Nursing or Special Home for the Aged or Mentally Retarded if the expense is incurred for a covered person and the primary reason for being there is to get medical care or upon the recommendation of a psychiatrist, to help a covered mentally retarded person adjust from living in a mental hospital to community living.

•
Oral Contraceptives prescribed by your doctor that are not purchased through the mail-order program; or your co-payment for these drugs purchased through the mail-order drug program; or your cost to purchase oral contraceptives which are prescribed for a covered dependent child.

•
Physical Examinations for a covered person when such examination is for the periodic screening of one’s health, not covered by another primary payer of insurance benefits; and when such examination for the Executive is not part of a Company Sponsored, Executive Physical Program. Physicals required by the Company are paid through IT Corporation’s Health & Safety Department.

•	Radial Keratotomy procedures for a covered person to correct a visual impairment of such an individual.

•	Telephone Equipment or the Repair of Telephone Equipment that is used for a covered hearing-impaired person to communicate over a regular telephone.

•	Television Equipment that displays the audio part of television programs as subtitles for a covered hearing-impaired person.

•
Temporomandibular Joint Disorders (TMJ) treatment for a covered person when expenses are not covered under your Core Plan and/or the portion of expense exceeding the annual and/or lifetime maximums of your Core Dental Plan or Orthodontic Benefit.

•
Transportation Costs actually paid in connection with medical care of a covered person. You may include: bus, taxi, plane fares, automobile expenses of gas and oil, ambulance service, parking fees, and tolls. The following costs cannot be included: transportation to or from work (even if the condition of the covered person requires an unusual mode of transportation), and costs incurred to travel to another city for care when travel was for nonmedical reasons.

•
Well Baby Care for your covered dependent child; to include the cost of check-ups and immunizations not covered by your Core Plan when such treatment is for the preventive treatment of childhood diseases and to monitor the ordinary developmental process of your child.

Charges Specifically Excluded

Your Executive Supplemental Health Plan specifically excludes coverage for certain expenses and imposes certain restrictions on others. Charges which are excluded or have limitations include, but are not necessarily limited to:

•
Expenses for pre-existing conditions which are not covered under IT’s Core Plan(s). To obtain reimbursement for such expenses, you must continue COBRA coverage under your prior employer’s plan. You can submit evidence of COBRA premium payments for reimbursement under the Executive Supplemental Health Plan.

•	Charges that have not first been submitted for payment under your Core Benefit Plan.

•	Expenses incurred by a child of your covered dependent child, including nursery charges for a well baby born while your dependent child is covered under your plan.

•	Charges resulting from benefit reductions when second surgical opinions or pre-hospitalization review procedures as described in the Benefits by Design Summary Plan Description are not followed.

•	Charges for conditions that are sustained while on active military duty or rising out of acts of war.

•	Charges that would not be made if no plan existed, or charges that neither you nor any of your dependents are required to pay.

•	Charges resulting from work-related injury.

•	Charges resulting from an injury caused by a third party when you fail to agree to third-party subrogation.

•
Expenses for which the covered person has or had the right to payment for the expense under: (a) workers’ compensation or similar law; or (b) Medicare or other plan established by law, except where the law does not permit such an exclusion.

•
Charges for services or supplies that are not necessary for the treatment, diagnosis, or prevention of an injury, illness, or disease, or that are not recommended and approved by the attending physician.

•	Expenses for housekeeping or custodial care, except for that which qualifies under hospice or home health care.

•	Expenses paid to Christian Science Practitioners.

•	Expenses paid for health club or other dues that are for your general health or to relieve physical or mental discomfort that are not related to a particular medical condition.

•	Expenses for household help, even if recommended by a doctor, that does not provide nursing-type services covered under home health care.

•	Expenses for personal use items that are customarily or can be used for personal living unless they are used primarily to prevent or alleviate a physical or mental defect or illness.

•
Expenses for a smoking cessation program that a covered person joins for the improvement of general health. These expenses may be partially reimbursable, if incurred by an IT Executive, under the IT Corporate Wellness program. See a Human Resources Representative for details.

•
Expenses for a weight loss program, even if prescribed by your doctor for a covered person, when the treatment is for the betterment of your general health and not to treat a specific illness or disease. These expenses may be partially reimbursable, if incurred by an IT Executive, under the IT Corporate Wellness program. See a Human Resources Representative for details.

•
Expenses for cosmetic surgery unless to repair: (1) birth defect; (2) damage caused by a disfiguring disease; or (3) damage due to an accident that occurred while you were covered for these benefits, provided the expense is also incurred while so covered and eligible.

•	Expenses for diapers or diaper service, unless they are needed to relieve the effects of a particular disease.

Termination of Coverage

         When coverage terminates, this Plan will pay claims for covered expenses which were previously incurred when the individual was covered, up to the annual maximum amount.

Executive coverage under this plan terminates at midnight on the date when:

•	IT Corporation senior management determines that the covered Executive no longer meets the eligibility criteria for participation in this program

•	The covered Executive’s employment with IT Corporation or a subsidiary is terminated

•	The Company elects to discontinue this program and terminates the Executive Supplemental Health Plan

For the spouse, coverage ends at midnight on the date when:

•	The Executive is no longer eligible to participate in the program

•	The covered Executive dies

•	Divorce or legal separation occurs

•	The spouse fails to meet the eligibility requirements of the Core Plan

•	The plan is terminated

For other eligible dependents, coverage ends at midnight on the date when:

•	The Executive is no longer eligible to participate in the program

•	The covered Executive dies

•	Divorce or legal separation from spouse occurs (step-children only)

•	A step-child no longer resides with the covered Executive or when any dependent child, step-child or foster child ceases to be primarily dependent upon the Executive for support

•	The dependent fails to meet the eligibility requirements of the Core Plan, or reaches the plan age limit and/or ceases to be enrolled as a student on a full-time basis after reaching age 19

•	The plan is terminated

Continuation of Coverage

A person who would otherwise lose coverage as a result of a “qualifying event” as described in your Benefits by Design Flexible Benefit Program Summary Plan Description is entitled to continue benefits provided under the Executive Supplement Health Program through the rules of the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA). Please refer to the Medical Section of the Summary Plan Description for your Core Plan for a complete description of your rights under COBRA.